Exhibit 23

                  INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in the Registration Statement No. 333-06219 on Form S-8 of Heartland Financial USA, Inc. of our report dated January 21, 1999, relating to the statements of financial condition of the Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 1998 and 1997, the related statement of income and changes in plan equity for the years then ended, which appear in the December 31, 1998 Annual Report on Form 11-K of Heartland Financial USA, Inc. Employee Stock Purchase Plan.




KPMG Peat Marwick, LLP

Des Moines, Iowa
March 26, 1999